EXHIBIT B
                      CONSENT OF INDEPENDENT AUDITORS

 We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-53572 pertaining to the Computer Associates International, Inc. 1991 Stock Incentive Plan; Form S-4 No. 33-30347, and Form S-8 Nos. 33-34607, 33-18322, 2-92355, 2-87495 and 2-79751 pertaining to the 1981
Incentive Stock Option Plan, Non-Statutory Stock Option Plan and Affiliated Plans; and Form S-8 No. 33-20797 pertaining to the Computer Associates Savings Harvest Plan) of Computer Associates International, Inc. and related prospectuses of our report dated May 26, 1994 with respect to the consolidated financial statements and schedules of Computer Associates International, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 1994.


                                                          ERNST & YOUNG


New York, New York
May 26, 1994